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Guided Therapeutics Non-invasive Cervical Cancer Detection Device Trial Confirms Current Tests Miss Disease; Create High False Positive Rates

Preview of FDA pivotal clinical trial results presented at National Cancer Institute Conference

BOSTON (November 5, 2009) – Results of the FDA pivotal clinical trial for the LightTouch™ Non-invasive Cervical Cancer Detection Device conducted by Guided Therapeutics, Inc. (GT) (Pink Sheets: GTHP), indicated that the current system for diagnosing cervical disease missed the same amount of disease as a landmark study carried out by the National Cancer Institute (NCI).

In the new LightTouch study, conducted at six US clinics and with an enrollment of approximately 2,000 women, 32% of cervical precancers and cancers were missed by the current method of human papillomavirus (HPV) testing and colposcopy, while only 19% of biopsy samples indicated the presence of these diseases. Similarly, the ASCUS/LSIL Triage Study for Cervical Cancer (ALTS), sponsored by NCI, indicated that approximately 35% of disease was missed and only about 26% of biopsies found significant disease.  Both ALTS and the LightTouch study used follow up data to estimate the number of missed disease cases when the original diagnosis was rendered.

“ALTS sheds new light on problems plaguing cervical disease management after a women undergoes Pap screening and adjunctive tests, such as HPV and colposcopy,” said Mark L. Faupel, Ph.D., President and CEO of GT.  “Our FDA study confirms the ALTS results and shows the high rate of false positives and false negatives using conventional procedures and technology.”

The results were presented at NCI’s inaugural Investor Forum at Boston University.  GT was selected as one of NCI’s top innovators.  GT has been awarded approximately $6 million in six consecutive grants from the NCI to develop the new, pain-free test for detecting cervical disease.

The GT LightTouch technology systematically and rapidly scans the cervix to identify cancer and pre-cancer painlessly and non-invasively, by analyzing the wavelengths of light reflected from cervical tissue.  The technology distinguishes between normal and diseased tissue, by detecting biochemical and morphological changes at the cellular level.  Unlike Pap or HPV tests, the LightTouch test does not require a tissue sample or laboratory analysis, and is designed to provide results immediately.  The technology is designed as a device employing a single-use disposable patient interface.

Organized and funded by the National Cancer Institute, ALTS included more than 5,000 women. It began in November 1996 and concluded at the end of 2000.  ALTS was a clinical trial to find the best way to help women and their doctors decide what to do about the mildly abnormal and very common Pap test results known as ASCUS and LSIL. About three million women in the United States are diagnosed with ASCUS and LSIL each year.

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Guided Therapeutics - ALTS confirm
November 5, 2009

Since development of the LightTouch began, more than 3,000 women have been tested with the LightTouch, including approximately 2,000 women who were enrolled in GT’s FDA pivotal clinical trial.

According to studies published in the peer-reviewed Journal of Lower Genital Tract Disease, the non-invasive LightTouch test has the potential to be significantly more accurate when compared to tissue sample-based tests such as Pap and HPV.

About Guided Therapeutics

Guided Therapeutics, Inc. (Pink Sheets: GTHP) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer.  The technology is designed to provide an objective result at the point of care, thereby improving the management of cervical disease.  Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately.  GT also has an agreement with Konica Minolta Opto, Inc. (KMOT) of Tokyo to co-develop non-invasive products, for the detection of lung and esophageal cancer based on the company’s LightTouch non-invasive cervical cancer detection technology. For more information, visit GT’s web site www.guidedinc.com.

The Guided Therapeutics LightTouch™ Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-KA for the fiscal year ended December 31, 2008 and subsequent quarterly reports.

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